Exhibit 99.1

MRI INTERVENTIONS ANNOUNCES

THIRD QUARTER 2013 FINANCIAL RESULTS

MEMPHIS, Tenn., November 12, 2013 – MRI Interventions, Inc. (OTCQB: MRIC), a commercial stage medical device company focused on creating innovative platforms for performing the next generation of minimally invasive surgical procedures in the brain and heart, announced today its financial results for the quarter ended September 30, 2013.

Management Comments

“MRI Interventions had another very successful quarter. We achieved record product revenues in the quarter, including record revenues from both disposable product sales and capital product sales. We expanded the ClearPoint installed base in the quarter with four new installations, another company record, and we narrowed our operating loss in the quarter compared to the second quarter of this year,” said Kimble Jenkins, CEO of MRI Interventions.

“We are very pleased to report growth in our product revenues of over 160%, with total product revenues of $850,000 in the third quarter 2013 compared to $318,000 in the third quarter 2012. Revenues from disposable product sales increased to $470,000 in the third quarter 2013, up from $287,000 in the third quarter 2012,” said Jenkins. “Revenues from capital product sales grew significantly to $380,000 in the third quarter 2013, up from $31,000 in the third quarter 2012.”

Jenkins continued, “We further expanded the ClearPoint footprint, as we ended the third quarter with 29 installed sites, including 27 sites in the United States. Our new installations in the quarter included Cook Children’s Medical Center in Fort Worth, Texas, Ronald Reagan UCLA Medical Center, University of Colorado Hospital, and University of Virginia Medical Center.”

“Throughout this year, we have concentrated on building our sales and clinical support team for the ongoing growth of our business. During the third quarter, we made further progress in expanding our sales and clinical support capabilities by adding more personnel,” said Jenkins. “Our activity in drug delivery with ClearPoint continued to progress, and the five clinical trials in which ClearPoint is involved continued to move forward during the quarter.”

“We ended the third quarter with substantial momentum. Demand for ClearPoint continues to build, and the list of hospitals with our ClearPoint technology, including some of the country’s leading neurosurgical centers, continues to grow. U.S. News & World Report published its rankings of the “Best Hospitals 2013-14” in the Neurology & Neurosurgery adult specialty. We are proud to count five of the top 10 ranked hospitals as ClearPoint sites,” said Jenkins.

“Most importantly, we are proud of the impact ClearPoint is making on the lives of patients. During the third quarter, clinical data was presented at the International Congress of Parkinson’s Disease and Movement Disorders highlighting the benefits of DBS lead placement with ClearPoint in pediatric patients suffering from primary dystonia. Following the end of the quarter, positive clinical and technical outcomes data relating to ClearPoint-assisted DBS lead placement was presented during the Annual Meeting of the Congress of Neurological Surgeons,” said Jenkins.

“In prior quarterly conference calls, we have talked about the impact our ClearPoint system is having on the lives of patients and their families. During our call today, we will share the specific stories and videos of two patients whose lives have been changed through ClearPoint-enabled procedures,” said Jenkins. The videos are available on the MRI Interventions website at www.mriinterventions.com/clearpoint/patient-stories.

“Finally, with respect to our ClearTrace cardiac platform in development, we are very pleased to announce our research collaboration with the University of Bordeaux in France. This new research relationship broadens the scope of our preclinical activities, and it builds on our work with the University of Utah over the last few years,” said Jenkins.

Financial Review

Quarter Ended September 30, 2013

Product revenues were $850,000 for the quarter ended September 30, 2013, compared to $318,000 for the same period in 2012, an increase of 167%. Disposable component revenues were $470,000 for the quarter ended September 30, 2013, compared with $287,000 for the same period in 2012, representing growth of 64%. Capital product sales were $380,000 in the third quarter 2013, compared to $31,000 in the quarter ended September 30, 2012. Service revenues related to contract product development decreased from $163,000 in the third quarter 2012 to $49,000 for the same period in 2013. For the first time, the Company also recorded other service revenues of $28,000 during the quarter ended September 30, 2013 related primarily to installation services and service agreements. License fee revenues of $650,000 were recorded in the third quarter 2012, while no license fee revenues were recorded in the third quarter 2013. Those revenues related to license fees the Company received in 2008 that were deferred and recognized over time. The revenue recognition period for those fees ended in March 2013, and therefore all revenues related to the license fees the Company received in 2008 were recognized as of the end of the first quarter. In the aggregate, the Company recorded revenues of $927,000 for the quarter ended September 30, 2013, compared to $1.1 million for the same period in 2012, with the decline driven by the expiration of the revenue recognition period for the license fees the Company received in 2008.

Research and development costs were $725,000 for the quarter ended September 30, 2013, compared to $574,000 for the same period in 2012. The primary drivers for the increase were increases in sponsored research costs and license fee expenses, related to technologies still in the development phase, incurred in the quarter ended September 30, 2013.

Selling, general and administrative expenses were $1.7 million for the quarter ended September 30, 2013, compared to $1.4 million for the same period in the prior year. The increase was driven by investments in the field sales and clinical support functions.

Net other expense was $1.2 million for the quarter ended September 30, 2013, compared to net other expense of $1.7 million for the same period in 2012. Net other expense for both periods was almost exclusively attributable to losses recorded by the Company in connection with the change in the fair value of derivative liabilities associated with warrants issued by the Company in connection with equity financings.

Net interest expense for the quarter ended September 30, 2013 was $122,000, compared with $79,000 for the same period in 2012.

For the quarter ended September 30, 2013, the Company's net loss was $3.2 million ($0.05 per share), compared to a net loss of $2.8 million ($0.06 per share) for the same period in 2012.

Nine Months Ended September 30, 2013

Product revenues totaled $1.8 million for the nine months ended September 30, 2013, compared to $831,000 for the same period in 2012, an increase of 117%. Disposable component revenues were $1.2 million for the nine months ended September 30, 2013, compared with $713,000 for the same period in 2012, representing growth of 71%. Capital product sales were $586,000 in the nine months ended September 30, 2013, compared to $118,000 in the same period in 2012. Development service revenues related to contract product development decreased from $414,000 in the nine months ended September 30, 2012 to $268,000 for the same period in 2013. License fee revenues of $650,000 recorded during the nine months ended September 30, 2013 were down from $2.0 million recorded during the same period in 2012 as the revenue recognition period ended in March 2013. Those revenues related to license fees the Company received in 2008 that were deferred and recognized over time. In the aggregate, the Company recorded revenues of $2.8 million for the nine months ended September 30, 2013, compared to $3.2 million for the same period in 2012, with the decline attributable to the expiration of the revenue recognition period for the license fees the Company received in 2008.

Research and development costs were $2.2 million for the nine months ended September 30, 2013, compared to $1.7 million for the same period in 2012. The primary drivers for the increase were sponsored research costs and spending on development related to ClearPoint system software enhancements.

Selling, general and administrative expenses were $5.0 million for the nine months ended September 30, 2013, compared to $4.6 million for the same period in the prior year. This increase, again, relates to investments in the field sales and clinical support functions. The increase was partially offset by a decrease in share-based compensation expense.

Net other income was $378,000 for the nine months ended September 30, 2013, compared to net other expense of $1.7 million for the same period in 2012. Net other income was recorded in the current period as a result of gains of $1.3 million associated with the change in the fair value of derivative liabilities associated with warrants and $382,000 related to negotiated reductions in amounts due to service providers. These gains were mostly offset by a $1.4 million loss resulting from a loan modification. Net other expense for the nine months ended September 30, 2012 related to a loss arising from the change in the fair value of the derivative liability associated with warrants issued in the Company’s July 2012 equity financing.

Net interest expense for the nine months ended September 30, 2013 was $342,000, compared with $2.5 million for the same period in 2012. Approximately $2.0 million of the interest expense during the nine months ended September 30, 2012 related to the write-off of debt discounts and deferred financing costs associated with convertible notes that converted into shares of the Company's common stock in February 2012 when the Company became a public reporting company.

For the nine months ended September 30, 2013, the Company's net loss was $5.4 million ($0.09 per share), compared to a net loss of $6.8 million ($0.18 per share) for the same period in 2012.

The Company had a cash balance of $5.0 million at September 30, 2013.

Financial Tables

Summarized financial information for the quarters and nine months ended September 30, 2013 and 2012 is presented below. Further information concerning the Company’s financial condition and results of operations for the quarters and nine months ended September 30, 2013 and 2012 will be included in its Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission.

MRI INTERVENTIONS, INC.

Condensed Statements of Operations

(unaudited)

	Quarters Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Revenues:
Product and service revenues	$927,457	$481,828	$2,104,145	$1,245,587
Related party license revenues	-	650,000	650,000	1,950,000
Total revenues	927,457	1,131,828	2,754,145	3,195,587
Costs and operating expenses:
Cost of product revenues	365,497	133,371	887,605	391,797
Research and development costs
Research and development costs	725,304	573,562	2,238,574	1,749,253
Reversal of R&D obligation	-	-	-	(882,537)
Selling, general, and administrative	1,697,876	1,441,934	5,034,514	4,585,082
Total costs and operating expenses	2,788,677	2,148,867	8,160,693	5,843,595
Operating loss	(1,861,220)	(1,017,039)	(5,406,548)	(2,648,008)
Other income (expense):
Other income, net	(1,211,697)	(1,665,626)	378,483	(1,690,251)
Interest expense, net	(121,895)	(78,628)	(342,427)	(2,497,402)
Net loss	$(3,194,812)	$(2,761,293)	$(5,370,492)	$(6,835,661)
Net loss per common share:
Basic and diluted	$(0.05)	$(0.06)	$(0.09)	$(0.18)
Weighted average shares outstanding:
Basic and diluted	58,254,039	47,531,093	56,845,732	37,807,188

The SmartFrame targeting device is an MRI-compatible trajectory frame that serves as the centerpiece of the ClearPoint system’s disposable components. Depending on the type of neurological procedure being performed, a ClearPoint procedure will utilize either one or two SmartFrame kits. The Company sold 90 SmartFrame kits during the quarter ended September 30, 2013. That compares to 92 SmartFrame kits sold during the quarter ended June 30, 2013, and 70 SmartFrame kits sold during the quarter ended March 31, 2013.

MRI INTERVENTIONS, INC.

Condensed Balance Sheets

(unaudited)

	September 30, 2013	December 31, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$5,031,199	$1,620,005
Accounts receivable	787,706	445,432
Inventory	1,242,368	899,702
Other current assets	164,999	110,873
Total current assets	7,226,272	3,076,012
Property and equipment, net	1,237,453	1,287,115
Other assets	1,056,692	1,188,619
Total assets	$9,520,417	$5,551,746
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$2,095,653	$3,416,461
Derivative liabilities	4,106,224	2,129,091
Deferred revenue	110,265	762,725
Total current liabilities	6,312,142	6,308,277

Other accrued liabilities	445,781	574,722
Notes payable, net of unamortized discounts	8,374,503	6,534,150
Total liabilities	15,132,426	13,417,149
Stockholders' deficit	(5,612,009)	(7,865,403)
Total liabilities and stockholders' deficit	$9,520,417	$5,551,746

2013 Outlook

In connection with the announcement of its second quarter 2013 financial results, the Company provided guidance with respect to its anticipated total product revenues for 2013. Based on performance in the third quarter 2013, the Company is updating its guidance to increase both the lower and upper ends of the range of total product revenues the Company expects for 2013. The Company now anticipates total product revenues for 2013 of $2.5 million to $2.8 million, which would equate to total annual revenues for 2013 of $3.5 million to $3.8 million.

Conference Call

There will be a conference call today at 4:30 p.m. Eastern Time. To listen to the conference call, please dial 877-407-9034 from the United States or Canada or 201-493-6737 from other international locations. A playback of the call will be available through November 19, 2013, and may be accessed by dialing 877-660-6853 from the United States or Canada, or 201-612-7415 from other international locations, and referencing Conference ID 413671. Additionally, you may access the live or archived webcast of the conference call on the Company's website at http://ir.stockpr.com/mriinterventions/ir-calendar.

About MRI Interventions, Inc.

Founded in 1998, MRI Interventions is creating innovative platforms for performing the next generation of minimally invasive surgical procedures in the brain and heart. Utilizing a hospital's existing MRI suite, the company's FDA-cleared and CE-marked ClearPoint® system is designed to enable a range of minimally invasive procedures in the brain. In partnership with Siemens Healthcare, MRI Interventions is developing the ClearTrace® system to enable MRI-guided catheter ablations to treat cardiac arrhythmias, including atrial fibrillation. Building on the imaging power of MRI, the company's interventional platforms strive to improve patient care while reducing procedure costs and times. MRI Interventions is also working with Boston Scientific Corporation to incorporate its MRI-safety technologies into Boston Scientific's implantable leads for cardiac and neurological applications. For more information, please visit www.mriinterventions.com.

Forward-Looking Statements

Certain matters in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements often can be identified by words such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” or the negative of these words or other words of similar meaning. Forward-looking statements by their nature address matters that, to different degrees, are uncertain and involve risk. Uncertainties and risks may cause MRI Interventions’ actual results and the timing of events to differ materially from those expressed in or implied by MRI Interventions’ forward-looking statements. Particular uncertainties and risks include, among others: demand and market acceptance of our products; our ability to successfully expand, and achieve full productivity from, our sales and clinical support capabilities; availability of reimbursement from third party payors for procedures utilizing our ClearPoint system; the sufficiency of our cash resources to maintain planned commercialization efforts and research and development programs; future actions of the FDA or any other regulatory body that could impact product development, manufacturing or sale; our ability to protect and enforce our intellectual property rights; our dependence on collaboration partners; the impact of competitive products and pricing; and the impact of the commercial and credit environment on us and our customers and suppliers. More detailed information on these and additional factors that could affect MRI Interventions’ actual results are described in our filings with the Securities and Exchange Commission, including, without limitation, MRI Interventions’ Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 14, 2013. Except as required by law, MRI Interventions undertakes no obligation to publicly update or revise any forward-looking statements contained in this press release to reflect any change in our expectations or any change in events, conditions or circumstances on which any such statements are based.

Contact Information:

MRI Interventions, Inc.

David Carlson, CFO

901-522-9300